Exhibit 99.3

AUDITORS’ REPORT ON FINANCIAL STATEMENTS

To the Stockholders of

Papeles Allende, S.L.:

1.	We have audited the financial statements of Papeles Allende, S.L comprising the balance sheet as of December 31, 2007, and the related statement of income and notes to financial statements for the year then ended. The preparation of these financial statements is the responsibility of the Company’s directors. Our responsibility is to express an opinion on the financial statements taken as a whole based on our audit work performed in accordance with generally accepted auditing standards, which require examination, by means of selective tests, of the documentation supporting the financial statements and evaluation of their presentation, of the accounting principles applied and of the estimates made.

2.	As required by Spanish corporate and commercial law, for comparison purposes the directors present, in addition to the 2007 figures for each item in the balance sheet, statements of income and of changes in financial position, the figures for 2006. Our opinion refers only to the 2007 financial statements. On March 30, 2007, we issued our auditors’ report on the 2006 financial statements, which contains an unqualified opinion.

3.	In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of Papeles Allende, S.L. at December 31, 2007 and the results of its operations the funds obtained and applied by it and for the year then ended, in conformity with generally accepted accounting principles and standards applied on a basis consistent with that of the preceding year.

4.	The accompanying directors’ report for 2007 contains the explanations which the directors consider appropriate about the Company’s situation, the evolution of its business and other matters, but is not an integral part of the financial statements. We have checked that the accounting information in the directors’ report is consistent with that contained in the financial statements for 2007. Our work as auditors was confined to checking the directors’ report with the aforementioned scope, and did not include a review of any information other than that drawn from the accounting records.

PLANCONTROL AUDITORES Y CONSULTORES, S.L.

Registered in ROAC Ander nº S1266

Manuel Indarte Latorre

March 28, 2008

Independent Auditors’ Report

To the Stockholders of Papeles Allende, S.L.:

We have audited the accompanying balance sheets of Papeles Allende, S.L. (the “Company”) as of December 31, 2006, 2005 and 2004, and the related statements of income for the years then ended, all expressed in euros. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements taken as a whole based on our audit.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Papeles Allende, S.L. as of December 31, 2006, 2005 and 2004, and the funds obtained and applied by them and the results of their operations for the years then ended, in conformity with accounting principles generally accepted in Spain.

Accounting principles generally accepted in Spain vary in certain significant respects from accounting principles generally accepted in the United States of America. The application of the latter would have affected the determination of net income for years ended December 31, 2006, 2005 and 2004, and the determination of stockholders’ equity and financial position as of December 31, 2006, 2005 and 2004 to the extent summarized in Note 20.

PLANCONTROL AUDITORES Y CONSULTORES, S.L.

Translation of financial statements originally issued in Spanish and prepared in accordance with generally accepted accounting principles in Spain (see Note 20). In the event of a discrepancy, the Spanish-language version prevails.

PAPELES ALLENDE, S.L.

BALANCE SHEETS AT 31 DECEMBER 2007 AND 2006 (In euros)

ASSETS				2007	2006	2005
B)	FIXED ASSETS			15,084,145.25	12,592,177.29	11,346,223.39

	I.	Start-up expenses		—	—	—

	II.	Intangible assets		1,005,391.83	581,890.00	240,981.00

		2.	Concessions, patents, licenses, trademarks and similar assets	5,943.28	5,943.28	5,943.18
		3.	Goodwill	15,865,264.69	15,865,264.69	15,865,264.69
		5.	Computer software	104,339.81	96,969.38	87,439.25
		9.	Investments in leased property	1,194,244.80	652,405.01	282,919.67
		10.	Amortisation	-16,164,400.75	-16,038,692.36	-16,000,585.89

	III.	Property, plant and equipment		13,094,111.94	11,063,297.98	10,217,816.63

		1.	Land and buildings	9,743,794.27	8,383,812.97	8,342,753.01
		2.	Plant and machinery	15,915,093.78	13,329,893.16	12,048,716.99
		3.	Other fixtures, tools and furniture	2,347,073.71	2,185,151.38	2,016,364.70
		4.	Advances on fixed assets and assets under construction	459,016.21	905,786.60	28,702.37
		5.	Other property, plant and equipment	2,715,645.21	2,668,222.80	2,697,314.23
		7.	Depreciation	-18,086,511.24	-16,409,568.93	-14,916,034.67

	IV.	Long-term investments		984,641.48	946,989.31	887,425.76

		1.	Investments in group companies	415,378.33	415,378.33	415,378.33
		3.	Investments in associates	450,253.03	450,253.03	450,253.03
		5.	Long-term investment securities	96,102.36	96,102.36	66,111.36
		6.	Other loans and advances	63,295.07	41,209.27	58,160.83
		7.	Long-term deposits and guarantees
				109,865.72	94,299.35	47,775.24
		8.	Provisions	-150,253.03	-150,253.03	-150,253.03

D)	CURRENT ASSETS			21,033,806.35	17,672,756.46	20,298,239.74

	II.	Inventories		1,531,840.86	1,392,206.43	1,159,237.46

		2.	Raw materials and other supplies	143,993.80	109,984.79
		4.	Finished goods	1,240,414.94	1,183,638.55
		6.	Advances	147,432.12	98,583.09

	III.	Accounts receivable		17,256,028.80	14,333,253.99	13,801,494.80

		1.	Trade receivables	15,771,393.86	13,299,660.43
		2.	Receivable from group companies	1,462,829.04	1,026,545.28
		3.	Receivable from associates	215,055.10	129,409.01
		4.	Sundry receivables	82,244.07	137,043.29
		5.	Receivable from employees	—	345.64
		6.	Tax receivable	311,367.80	324,093.68
		7.	Provisions	-586,861.07	-583,843.34

	IV.	Short-term investments		199,748.05	655,332.99	4,357,410.62

		5.	Short-term investment securities	—	606,694.21	4,200,000.00
		6.	Other loans and advances	205,077.51	54,194.60	162,966.44
		7.	Short-term deposits and guarantees
				376.61	150.25	150.25
		8.	Provisions	-5,706.07	-5,706.07	-5,706.07

	VI.	Cash and cash equivalents		1,887,504.51	1,081,341.10	788,256.93

	VII.	Prepayments and accrued income		158,684.13	210,621.95	191,839.93

TOTAL ASSETS				36,117,951.60	30,264,933.75	31,644,463.13

LIABILITIES AND SHAREHOLDERS’ EQUITY				2007	2006	2005
A)	SHAREHOLDERS’ EQUITY			19,532,192.76	18,405,484.18	22,196,974.56

	I.	Issued capital		10,635,812.86	10,635,812.86	10,635,812.86

	II.	Issue premium account		2,887,278.36	2,887,278.36	1,887,278.36

	IV.	Reserves		4,882,392.96	3,909,177.46	6,631,105.56

		1.	Legal reserve	2,119,338.14	1,899,898.94	1,695,621.16
		5.	Differences on translation of capital to euros	214.21	214.21	214.21
		6.	Other reserves	2,762,840.61	2,009,064.31	4,935,270.19

	VI.	Profit for the year		2,326,708.58	2,194,391.97	2,042,777.78

	VII.	Interim dividend paid during the year		-1,200,000.00	-1,221,176.47	—

B)	DEFERRED INCOME			3,320.35	5,220.31	1,272.06

		1.	Capital grants	3,167.37	5,067.29	—
		2.	Foreign exchange gains	152.98	153.02	1,272.06

C)	NON CURRENT LIABILITIES			—	—	9,108.23

E)	CURRENT LIABILITIES			16,582,438.49	11,854,229.26	9,437,108.28

	II.	Liabilities to credit institutions		1,333,071.62	767,640.97	—

		1.	Loans and other liabilities	1,333,071.62	767,640.97	—

		Liabilities to group companies and associates, short-term		1,050,453.96	910,292.02	456,599.96

		1.	Liabilities to group companies	261,640.98	397,288.56
		2.	Liabilities to associates	788,812.98	513,003.46

IV.	Trade accounts payable			11,991,340.44	8,674,699.53	7,880,220.64
		2.	Payable for goods and services	11,991,340.44	8,674,699.53	7,880,220.64

V.	Other non-trade payables			2,207,572.47	1,501,596.74	1,100,287.68

		1.	Tax payable	490,154.09	382,401.97
		3.	Other payables	1,151,296.27	619,405.26
		4.	Accrued wages and salaries	566,122.11	499,789.51

TOTAL LIABILITIES AND EQUITY				36,117,951.60	30,264,933.75	31,664.,463.13

Translation of financial statements originally issued in Spanish and prepared in accordance with generally accepted accounting principles in Spain (see Note 20). In the event of a discrepancy, the Spanish-language version prevails.

PAPELES ALLENDE, S.L.

INCOME STATEMENTS FOR THE YEARS ENDED DECEMBER 2007 AND 2006 (In euros)

DEBIT			2007	2006	2005
A)	EXPENSES		78,856,576.20	63,531,260.97	53,101,093.54

	2.	Supplies	53,087,561.94	39,298,350.31	33,023,823.97

		b) Consumption of raw materials and other consumables	52,379,088.99	38,670,816.17
		c) Other external expenses	708,472.95	627,534.14

	3.	Staff costs	8,139,822.63	7,548,355.54	6,624,906.48

		a) Wages, salaries and similar expenses	5,975,972.59	5,570,108.21
		b) Employee welfare expenses	2,163,850.04	1,978,247.33

	4.	Depreciation and amortisation of fixed assets	2,347,860.70	2,116,578.18	2,182,164.00

	5.	Change in current asset provisions	24,716.25	117,562.63	65,348.79

		b) Change in allowance for and losses on uncollectible receivables	24,716.25	117,562.63

	6.	Other operating expenses	14,073,291.76	13,324,862.00	11,204,850.30

		a) Outside services	13,942,348.97	13,207,613.66
		b) Taxes other than income tax	130,443.80	117,195.71
		c) Other current operating expenses	498.99	52.63

I.	OPERATING PROFIT		2,986,539.24	2,931,898.72	2,687,586,28

	7.	Interest payable and similar charges	80,605.03	60,111.64	30,570.19

		c) For debts to third parties and similar expenses	80,605.03	60,111.64	30,570.19

	9.	Foreign exchange losses	38,777.65	43,010.52	8,875,45

II.	NET FINANCIAL INCOME		—	63,046.52	—

III.	PROFIT ON ORDINARY ACTIVITIES		2,972,384.93	2,994,945.24	2,681,480.24

	11.	Losses on intangible and tangible fixed assets and securities investments	8,380.00	113,121.92	62,004.71

	13.	Extraordinary expenses	71,405.66	49,695.93	73,649.10

	14.	Expenses and losses from prior years	241,333.44	98,101.47	175,717.95

IV.	EXTRAORDINARY PROFIT		97,144.79	—	43,139.54

V.	PROFIT BEFORE TAXES		3,069,529.72	2,955,902.80	2,724,619.78

	15.	Corporate income tax	742,821.14	761,510.83	681,842.00

VI.	PROFIT FOR THE YEAR		2,326,708.58	2,194,391.97	2,042,777.78

CREDIT			2007	2006	2005
B)	INCOME		81,183,284.78	65,725,652.94	55,788,679.82

	1.	Net sales	80,409,322.95	64,985,782.96	55,527,954.49

		a) Sales	68,318,902.21	53,964,842.21
		b) Services provided	12,165,349.39	11,147,683.17
		c) Returns and rebates on sales	-74,928.65	-126,742.42

	2.	Increase in inventories of finished goods and work in process	56,776.39	185,000.03	82,128.27

	4.	Other operating income	193,693.18	166,824.39	178,597.06

		a) Ancillary and other current operating income	193,693.18	166,824.39	178,597.06

I.	OPERATING LOSS		—	—	—

	7.	Other interest receivable and similar income	103,747.43	161,175.46	29,993.07

		c) Other interest income	82,627.60	54,481.25
		d) Gains on investments	21,119.83	106,694.21

	8.	Foreign exchange gains	1,480.94	4,993.22	3,346.53

II.	NET FINANCIAL LOSS		14,154.31	—	6,106.04

III.	LOSS ON ORDINARY ACTIVITIES		—	—	—

	9.	Profit on disposal of intangible and tangible fixed assets and securities investments	104,821.56	28,054.99	120,298.54

	11.	Capital grants transferred to profit for the year	1,899.92	3,040.37	—

	12.	Extraordinary income	63,301.58	63,480.98	63,984.19

	13.	Income and profit from prior years	248,240.83	127,300.54	170,228.57

IV.	EXTRAORDINARY LOSS

			—	39,042.44	—

V.	LOSS BEFORE TAXES		—	—	—

VI.	LOSS FOR THE YEAR		—	—	—

Translation of financial statements originally issued in Spanish and prepared in accordance with generally accepted accounting principles in Spain (see Note 20). In the event of a discrepancy, the Spanish-language version prevails.

PAPELES ALLENDE, S.L.

Notes to the Financial Statements

31 December 2007

NOTE 1: COMPANY DESCRIPTION

•

PAPELES ALLENDE, S.L. (formerly DESPERDICIOS DE PAPEL, S.L.) was incorporated in Madrid on 13 May 1977. It is registered in the Mercantile Registry of Madrid in General Volume 4,072, no. 3,882 of section 3, Folio 101, Sheet 37,306. Its tax identification number is B-28479533. On 31 December 1996 it changed its name to Papeles Allende, S.L.

•	Its registered address is Polígono Zona Franca, Barcelona, 57-59.

•	Its corporate purpose is to:

Recover, classify, process, transform and sell any material from the paper, cardboard, scrap metal, textile, plastic, glass, wood and waste industries capable of being reused, recycled or incinerated; provide services outside its factories to public or private entities, including transport by road in Company-owned vehicles; and provide any public service that may be required.

Carry out or supervise waste management activities of any kind involving waste collection, storage, transport, reuse and disposal, and monitor disposal sites after closure.

Provide public hazardous and non-hazardous waste transport services, subject to proper authorization.

The Company may carry out some or all of these activities indirectly, through companies with similar or identical corporate purpose in which it has an ownership interest.

NOTE 2: BASIS OF PRESENTATION

•

The financial statements are prepared from the Company’s computerised accounting records in accordance with legally established accounting standards, so as to give a true and fair view of the Company’s net assets, financial position and results of operations.

•

The financial statements for 2007 are pending approval by the General Meeting of Shareholders. The Company’s Board of Directors considers that the financial statements will be ratified without significant changes.

PAPELES ALLENDE, S.L.

Notes to the Financial Statements

•

Pursuant to section 2 of article 173 of the Consolidated Text of the Public Limited Companies Act, the company has included among the intangible assets in the balance sheet Item 9, “Investments in leased property”, to reflect the significant investments it has made in the leased warehouses in which it carries on its waste recovery business.

•	Amounts in these financial statements (balance sheet, income statement and notes to the financial statements) are expressed in euros.

NOTE 3: APPROPRIATION OF PROFIT

•	The board of directors has recommended to the General Meeting of Shareholders that the profit for 2007 be appropriated as follows:

Item	Amount
Distributable profit
Profit or loss	2,326,708.58

2.326.708,58

Appropriation
To legal reserve	7,824.43
To voluntary reserves	1,118,884.15
To dividends	1,200,000.00

2.326.708,58

•

The total amount allocated to dividends for the year, €1,200,000.00, was paid out as an interim dividend under a board of directors resolution of 18 December 2007 and is recorded in the balance sheet under heading A-VII, “Interim dividend paid during the year”, as a deduction from shareholders’ equity.

PAPELES ALLENDE, S.L.

Notes to the Financial Statements

•

Below is the cash statement forecast, demonstrating that the Company has sufficient cash to pay the agreed interim dividend. This statement covers a period of one year from the date of the board resolution.

Item	Amount
Cash holdings at the date of the dividend agreement	1,000,453.00
+ Forecasted receipts – forecasted payments over a one-year horizon	1,116,990.00
= Forecasted cash balance after one year	2,117,4430.00

•

Both the interim dividend paid and the dividend distribution provided for in the appropriation of profit for the year meet the requirements and limitations established in the Company’s Articles of Association and applicable law.

NOTE 4: ACCOUNTING POLICIES

•	The most significant accounting policies used in preparing these financial statements are detailed below:

a)	Start-up expenses

Start-up expenses are valued at the cost of the goods and services purchased and, in line with the principle of prudent accounting, have been fully depreciated during the year.

b)	Intangible assets

Intangible assets consists mainly of acquired goodwill, which is fully amortised. It also includes computer software, which is valued at cost. The rate of amortisation used is 33%.

In accordance with the rules laid down by the Institute of Accounting and Auditing (ICAC) in its industry-specific adaptations of the General Chart of Accounts and the response to Consultation No. 3 in ICAC Gazette (BOICAC) No. 44, the Company recognizes the significant investments it has made in the leased warehouses in which it carries on its waste recovery business under the heading “Investments in leased property”. These investments are amortised over the lower of the term of the lease agreement, taking into account any extensions thereof, and the useful life of the asset.

PAPELES ALLENDE, S.L.

Notes to the Financial Statements

c)	Property, plant and equipment

Property, plant and equipment is valued at cost, except for Buildings, which includes a revaluation of €1,643,830.61 resulting from the merger agreed on 31.12.96.

Repairs that do not extend the assets’ useful life, and maintenance expenses, are expensed as incurred. Costs of renovation, extension or improvement that extend the assets’ useful life are capitalized.

Depreciation is charged at the rates specified in the tables approved by Royal Decree 1777/2004, of 30 July, increased by the amount permitted for tax purposes for used goods, where appropriate. The Company uses the straight line and the reducing balance methods of depreciation.

The average rates used to calculate the depreciation of property, plant and equipment are as follows:

Item	Rate
Buildings	3, 4, 5 and 8%
Plant and machinery	10, 12, 14 and 18%
Other fixtures, tools and furniture	8, 10 and 12%
Other property, plant and equipment	10, 16, 18 and 25%

d)	Marketable securities and other similar investments

Investments in group companies, associates and other companies are valued at cost.

The Company calculates the depreciation of investments in Group companies and associates based on the realisable value of the investees at year-end, according to the balance sheet for the period or, failing that, the last published balance sheet.

Deposits and guarantees given are measured at the cash amount provided to guarantee fulfilment of an obligation. They are classified as short-term or long-term according to whether they expire within one year or after one year.

PAPELES ALLENDE, S.L.

Notes to the Financial Statements

e)	Non-trade receivables and payables

Non-trade receivables are carried at the cash amount granted, while receivables for the sale of fixed assets are carried at the assets’ selling price.

The Company calculates the corresponding provisions based on the risk of non-payment of the amounts owed.

Non-trade payables are recognised in the balance sheet at their maturity value, while payables for the purchase of fixed assets are recognised at their nominal value.

Both payables and receivables are classified as current or non-current according to whether they mature within one year or after one year.

f)	Inventories

Inventories are valued as follows:

•	Raw Materials: At cost.

•	Finished goods:

•	Recovered paper: At the average selling price at source during the last month, reduced by 20% to account for profit margin and direct selling costs.

•	Paper for the converted paper products business: At cost plus the value added by the conversion where appropriate.

g)	Grants

Capital grants are valued at the amount awarded and are transferred to profit or loss for the year in proportion to the depreciation charge on the assets financed with the grants.

PAPELES ALLENDE, S.L.

Notes to the Financial Statements

h)	Trade receivables and payables

Short-term trade receivables and payables are recognised at their nominal value.

The allowance for uncollectible receivables is calculated based on the uninsured portion of the balance of doubtful accounts at 31 December.

i)	Income tax

The corporate income tax expense recorded in the financial statements for 2007 is €742,821.14. This amount has been calculated by applying a tax rate of 32,5% to the adjusted accounting profit (accounting profit before taxes, plus or minus any permanent differences) and subtracting tax deductions in the amount of €14,246.96, and also taking into account a tax decrease of €3,142.07 to reflect the adjustment of deferred tax assets and liabilities to the tax rate of 30% at 31 December and a tax increase of €39.49.

j)	Foreign currency transactions

1. Inventories

The purchase price is translated into euros at the exchange rate ruling on the date of purchase.

2. Receivables and payables

Foreign currency transactions are valued at the exchange rate ruling at the time of the transaction.

Realised and unrealised foreign exchange losses are generally transferred to profit or loss. Realised foreign exchange gains are credited to income, while unrealised gains are not dealt with through the income statement, except when the amount is small.

k)	Income and expenses

Income and expenses are recognised in the period in which they are earned or incurred, independently of the period in which they are received or paid.

The Company recognizes only the profits actually realised at year-end, while foreseeable risks and losses, including merely potential losses, are recognized as soon as they become known.

Revenues from sales of goods and services are recorded net of the taxes applicable to such transactions. Discounts included in the invoice are deducted from the transaction amount, except for cash discounts, which are treated as financial expenses.

PAPELES ALLENDE, S.L.

Notes to the Financial Statements

The cost of purchases of goods or services, including transport and tax expenses but excluding deductible VAT paid, is recognised in the carrying amount of the goods or services purchased.

Discounts granted, after the corresponding invoice is issued or received, in respect of faulty goods, failure to meet delivery terms or for other similar reasons, as well as volume discounts, are recorded separately from the amounts of sales or purchases of goods, or revenues or expenses for services rendered or received.

l)	Environment

Costs incurred in environmental activities aimed at protecting and improving the environment are recognised as an expense in the year in which they are incurred.

When these costs are associated with the acquisition of new items of property, plant and equipment whose purpose is to protect and improve the environment, they are recognised in the carrying amount of property, plant and equipment.

PAPELES ALLENDE, S.L.

Notes to the Financial Statements

NOTE 5: START-UP EXPENSES

•	The movements in the “Start-up expenses” account during 2007 and the balance at year-end are as follows:

	Balance at	Movements			Balance at
Item	31.12.06	Increases	Amortisation	Transfers	31.12.07
Start-up expenses	0.00	2,486.33	24,674.34	22,188.01	0.00

NOTE 6: INTANGIBLE ASSETS

•	The movements in intangible assets during 2007 and the accumulated amortization at year-end break down as follows:

a)	Intangible assets

	Balance at	Movements			Balance at
Item	31.12.06	Increases	Retirements	Transfers	31.12.07
Concessions, patents, licenses, brands and similar assets	5,943.28	0.00	0.00	0.00	5,943.28
Goodwill	15,865,264.69	0.00	0.00	0.00	15,865,264.69
Computer software	96,969.38	7,370.43	0.00	0.00	104,339.81
Investments in leased property	652,405.01	0.00	0.00	541,839.79	1,194,244.80

Total	16,620,582.36	7,370.43	0.00	541,839.79	17,169,792.58

b)	Accumulated amortization

PAPELES ALLENDE, S.L.

Notes to the Financial Statements

	Balance at	Movements			Balance at
Item	31.12.06	Increases	Retirements	Transfers	31.12.07
Concessions, patents, licenses, brands and similar assets	5,943.28	0.00	0.00	0.00	5,943.28
Goodwill	15,865,264.69	0.00	0.00	0.00	15,865,264.69
Computer software	80,442.38	10,498.43	0.00	0.00	90,940.81
Investments in leased property	87,042.01	115,209.96	0.00	0.00	202,251.97

Total	16,038,692.36	125,708.39	0.00	0.00	16,164,400.75

NOTE 7: PROPERTY, PLANT AND EQUIPMENT

7.1. Balance and movements

•	The movements in property, plant and equipment during 2007 and the accumulated depreciation at year-end are detailed below:

PAPELES ALLENDE, S.L.

Notes to the Financial Statements

a)	Property, plant and equipment

	Balance at	Movements			Balance at
Item	31.12.06	Increases	Retirements	Transfers	31.12.07
Land and buildings	8,383,812.97	1,226,326.27	0.00	133,655.03	9,743,794.27
Plant and machinery	13,329,893.16	2,295,821.13	474,164.29	763,543.78	15,915,093.78
Other fixtures, tools and furniture	2,185,151.38	59,941.87	99,682.86	201,663.32	2,347,073.71
Advances on fixed assets and assets under construction	905,786.60	1,692,188.48	470,255.83	-1,668,703.04	459,016.21
Other property, plant and equipment	2,668,222.80	72,654.81	31,045.51	5,813.11	2,715,645.21

Total	27,472,866.91	5,346,932.56	1,075,148.49	-564,027.80	31,180,623.18

b)	Accumulated depreciation

	Balance at	Movements			Balance at
Item	31.12.06	Increases	Retirements	Transfers	31.12.07
Buildings	2,608,855.71	267,895.83	0.00	0.00	2,876,751.54
Plant and machinery	10,075,197.16	1,528,307.91	408,666.29	0.00	11,194,838.78
Other fixtures, tools and furniture	1,484,047.26	190,917.31	83,167.86	0.00	1,591,796.71
Other property, plant and equipment	2,241,468.80	210,356.92	28,701.51	0.00	2,423,124.21

Total	16,409,568.93	2,197,477.97	520,535.66	0.00	18,086,511.24

7.2. Other information

•	The “Buildings” account includes a revaluation of €1,643,830.61 resulting from the merger agreed on 31.12.96.

•	The net cumulative gain at year-end and the effect of this gain on the depreciation charge for the year are shown in the following table:

PAPELES ALLENDE, S.L.

Notes to the Financial Statements

Item	Amount
Investment	1,643,830.61
Depreciation expense for the year	68,383.00
Accumulated depreciation at year-end	751,652.61

•	Investments in property, plant and equipment purchased from Group companies and associates, and the associated accumulated depreciation to 31 December 2007, are detailed below:

Item	Investment	Accumulated depreciation
Furniture (2005)	450.00	247.00

•	At year-end 2007, fully depreciated property, plant and equipment in service amounted to €8,351,250.18. Details are given below:

Item	Amount
Buildings	134,960.98
Plant and machinery	5,616,623.99
Other fixtures, tools and furniture	858,343.09
Other property, plant and equipment	1,741,322.12

•

Part of the Company’s activity is carried out on a site in the Zona Franca area of Barcelona under a 50-year lease, running from 1970 to 2020, renewable upon expiry. The buildings on the Zona Franca site are depreciated according to the term of the lease of the land on which they are built.

PAPELES ALLENDE, S.L.

Notes to the Financial Statements

•	It is the Company’s policy to purchase such insurance cover as may be necessary to protect against the risks to which its property, plant and equipment is exposed.

NOTE 8: INVESTMENTS

8.1. Balance and movements

•	The opening and closing balance and the movements in long and short-term investments during 2007 are as follows:

a)	Long-term investments

	Balance at	Movements			Balance at
Item	31.12.06	Increases	Retirements	Transfers	31.12.07
Investments in group companies	415,378.33	0.00	0.00	0.00	415,378.33
Investments in associates	450,253.03	0.00	0.00	0.00	450,253.03
Long-term investment securities	96,102.36	0.00	0.00	0.00	96,102.36
Other loans and advances	41,209.27	41,116.41	0.00	-19,030.61	63,295.07
Long-term deposits and guarantees	94,299.35	17,066.12	1,650.00	150.25	109,865.72
Provision for impairment of investments in associates	-150,253.03	0.00	0.00	0.00	-150,253.03

Total	946,989.31	58,182.53	1,6500.00	-18,880.36	984,641.48

PAPELES ALLENDE, S.L.

Notes to the Financial Statements

b)	Short-term investments

	Balance at	Movements			Balance at
Item	31.12.06	Increases	Retirements	Transfers	31.12.07
Short-term investment securities	606,694.21	2,100,000.00	2,706,694.21	0.00	0.00
Other loans and advances	54,194.60	772,107.29	640,254.99	19,030.61	205,077.51
Other loans and advances (term deposits)	0.00	600,000.00	600,000.00	0.00	0.00
Short-term deposits and guarantees	150.25	33,225.00	32,848.39	-150.25	376.61
Provisions for short-term loans	-5,706.07	0.00	0.00	0.00	-5,706.07

Total	655,332.99	3,505,332.29	3,979,797.59	18,880.36	199,748.05

8.2. Information about group companies and associates

•

Investments in group companies and associates: For commercial reasons, it is considered that disclosure of this information in these notes might seriously damage the Company’s interests. Therefore, pursuant to article 200, 2ª of the Implementing Regulations of the Law on Public Limited Companies, this information is omitted.

8.3. Other information

•	At year-end, “Other loans and advances”, long-term, totalled €63,295.07. This amount corresponds entirely to credit extended upon disposal of fixed assets. The loans have the following maturities:

	Maturity
Item	2009	2010
Other loans and advances	44,350.62	18,944.45

•

Three loans for the disposal of fixed assets in the initial amount of €179,541.49 have been granted under a purchase and sale agreement by instalments, with a retention of title clause until the full amount agreed upon is received.

PAPELES ALLENDE, S.L.

Notes to the Financial Statements

•	Long-term deposits and guarantees have no fixed maturity date.

NOTE 9: INVENTORIES

•	The “Inventories” account breaks down as follows:

Item	Amount
Raw materials and other supplies	143,993.80
Finished goods	1,240,414.94
Advances	147,432.12

Total	1.531.840,86

NOTE 10: SHAREHOLDERS’ EQUITY

10.1. Balance and movements

•	The movements in shareholders’ equity during 2007 and the balance at year-end are as follows:

PAPELES ALLENDE, S.L.

Notes to the Financial Statements

	Balance at	Movements			Balance at
Item	31.12.06	Increases	Decreases	Transfers	31.12.07
Capital	10,635,812.86	0.00	0.00	0.00	10,635,812.86
Issue premium account	2,887,278.36	0.00	0.00	0.00	2,887,278.36
Legal reserve	1,899,898.94	0.00	0.00	219,439.20	2,119,338.14
Differences on translation of capital to euros	214.21	0.00	0.00	0.00	214.21
Voluntary reserves	2,009,064.31	0.00	0.00	753,776.30	2,762,840.61
Profit or loss	2,194,391.97	2,326,708.58	0.00	-2,194,391.97	2,326,708.58
Interim dividend paid during the year	-1,221,176.47	-1,200,000.00	0.00	1,221,176.47	-1,200,000.00

Total	18,405,484.18	1,126,708.58	0.00	0.00	19,532,192.76

10.2. Other information

•

The Company’s capital amounts to €10,635,812.86, divided into 1,769,686 indivisible and aggregable participation units numbered 1 to 1,769,686 inclusive, with a par value of €6.01 per unit. All units are issued and fully paid.

•	The capital is owned directly by two companies. One owns 85% and the other, 15%.

•	On 18 December 2007, the General Meeting approved the distribution of an interim dividend of €1,200,000.00.

•

The Company distributed the profit for the previous year as follows: €219,439.20 to the legal reserve, €753,776.30 to voluntary reserves and €1,221,176.47 to dividends, which were paid out as interim dividends during 2006.

PAPELES ALLENDE, S.L.

Notes to the Financial Statements

NOTE 11: CAPITAL GRANTS

•	Details of the capital grants received as of 31 December are as follows:

Granting agency	Amount granted	Recognised in income in previous years	Recognised in income in 2007	Amount not yet recognised in income
Generalitat de Catalunya (2005)	10,810.00	5,742.71	1,899.92	3,167.37

•	The Company meets all the conditions to be eligible to receive and use the grant for the acquisition of positioning systems.

NOTE 12: NON-TRADE PAYABLES

12.1. Breakdown

•

Item E.III.1 on the liabilities side of the balance sheet, amounting to €261,640.98, reflects amounts owed for purchases and services received from Group companies, without there being any loan or interest payable.

•

Item E.III.2 on the liabilities side of the balance sheet, amounting to €788,812.98, reflects amounts owed for purchases and services received from Group companies, associated without there being any loan or interest payable.

•	Item E.V.3 on the liabilities side of the balance sheet, amounting to €1,151,296.27, reflects short-term debts to suppliers of fixed assets.

PAPELES ALLENDE, S.L.

Notes to the Financial Statements

12.2. Other information

•	At 31 December 2007 the limit on the bill discounting facility granted by banks was €2,103,552.10 and the amount of credit drawn was €1,333,071.62.

•	At 31 December 2007 the Company had no debts secured by collateral.

NOTE 13: TAX MATTERS

13.1. A reconciliation of accounting profit for 2007 to taxable income is provided below:

Item	Increases	Decreases	Amount
Accounting profit for the year			2,326,708.58
Corporate income tax	742,821.14	0.00	+ 742,821.14
Permanent differences	10,006.03	759,641.84	- 749,635.81
Temporary differences	17,941.12	0.00	+ 17,941.12
a) Arising in the current year	17,941.12	0.00
b) Arising in prior years	0.00	0.00
Taxable income			2,337,835.03

13.2. Other information

•	On 31 December 1996 a merger agreement was signed between: Desperdicios de Papel, S.L. as acquirer and Papeles Allende, S.A., Papeles Barcelona, S.A. and Inversiones PGA, S.A. as acquirees.

PAPELES ALLENDE, S.L.

Notes to the Financial Statements

For accounting purposes the merger date, and the date from which the acquirees were understood to be operated by the acquirer, was 1 January 1997. Information about the merger is disclosed in the notes to the financial statements for 1997, as required under article 93 of Royal Decree-Law 4/2004, of 5 March, enacting the Consolidated Text of the Corporate Tax Act.

•	All the Company’s tax returns that have not been inspected and for which the statutory limit for tax assessments has not expired remain open to inspection by the tax authorities.

•	Under current tax law, tax returns cannot be considered definitive until they have been verified by the tax authorities or the statutory limit for assessments has expired.

•	In the opinion of the Company’s management, inspections of the years liable to audit are unlikely to give rise to any material contingencies.

•

The corporate income tax expense recorded in the financial statements for 2007 is €742,821.14. This amount has been calculated by applying a tax rate of 32,5% to the adjusted accounting profit (accounting profit before taxes, plus or minus any permanent differences) and subtracting tax deductions in the amount of €14,246.96, and also taking into account a tax decrease of €3,142.07 to reflect the adjustment of deferred tax assets and liabilities to the tax rate of 30% at 31 December and a tax increase of €39.49.

•	The movements in deferred income tax assets during 2007 are shown below:

Item	Amount
Pending recovery at the start of the year	35,016.08
Deferred tax assets recognised in 2007	5,830.87
Deferred tax assets from previous years recovered in 2007	-0.00
Adjustment of deferred tax assets to account for change in tax rate	-3,142.07
Pending recovery at the end of the year	37,704.88

•	The movements in deferred tax liabilities during 2007 are shown below:

PAPELES ALLENDE, S.L.

Notes to the Financial Statements

Item	Amount
Pending settlement at the start of the year	0.00
Deferred tax liabilities recognised in 2007	0.00
Deferred tax liabilities from previous years settled in 2007	0.00
Pending settlement at the end of the year	0.00

•	In 2007 the Company claimed tax deductions from total corporate income tax due amounting to €14,246.96, which breaks down as follows:

Item	Amount
Training expenses	1,531.73
Reinvestment	12,715.23

Total	14.246,96

•	The Company has no unused corporate income tax incentives.

•	The Company has no unused tax losses from previous years.

•	As of year-end the Company had paid €538,336.79 in corporate income tax through interim payments and withholdings.

•

Reinvestment of extraordinary profit at 31 December 2007 (Art. 42 TRLIS): The Company claimed the deduction for reinvestment of extraordinary profit for 2007. In accordance with article 42.10 of Royal Decree-Law 4/2004 of 5 March, enacting the Consolidated Text of the Corporate Tax Act, the date and amount of the deduction for reinvestment are as shown below:

Year in which the gain arose	Income eligible for deduction	Date on which gain was reinvested
2007	87,691.21	2007

PAPELES ALLENDE, S.L.

Notes to the Financial Statements

•

The Company claimed the deduction for reinvestment on extraordinary profit for 2006. In accordance with article 42.10 of Royal Decree-Law 4/2004 of 5 March, enacting the Consolidated Text of the Corporate Tax Act, the date and amount of the deduction for reinvestment are as shown below:

Year in which the gain arose	Income eligible for deduction	Date on which gain was reinvested
2006	18,806.87	2006

•

The Company claimed the deduction for reinvestment on extraordinary profit for 2005. In accordance with article 42.10 of Royal Decree-Law 4/2004 of 5 March, enacting the Consolidated Text of the Corporate Tax Act, the date and amount of the deduction for reinvestment are as shown below:

Year in which the gain arose	Income eligible for deduction	Date on which gain was reinvested
2005	5,866.89	2005

•

The Company claimed the deduction for reinvestment on extraordinary profit for 2004. In accordance with article 42.10 of Royal Decree-Law 4/2004 of 5 March, enacting the Consolidated Text of the Corporate Tax Act, the date and amount of the deduction for reinvestment are as shown below:

Year in which the gain arose	Income eligible for deduction	Date on which gain was reinvested
2004	39,641.33	2004

PAPELES ALLENDE, S.L.

Notes to the Financial Statements

•	In accordance with the ICAC Resolution of 9 October 1997 and based on the principle of prudent valuation, the Company

•	did not record any tax credit in previous years.

•

as of 31 December 2007 the Company had no deferred income tax assets due to the temporary difference between accounting and tax criteria for the amortization of goodwill. Deferred income tax assets have been treated as follows:

•

in previous years the Company did not recognise deferred income tax assets arising in the years to 2000 in the cumulative amount of €1,854,107.36 (35% of €5,297,449.60) due to the temporary difference between accounting and tax criteria for the amortization of goodwill.

•

in previous years the Company did not recognise the decrease in deferred income tax assets arising in the years to 2001, 2002, 2003, 2004, 2005 and 2006 in the cumulative amount of €1,854,107.36 (35% of €5,297,449.60) due to the decrease of the temporary difference between accounting and tax criteria for the amortization of goodwill.

•

In 1996 a provision was recorded for the depreciation of the goodwill in Desperdicios de Papel, S.L. in the amount of €3,818,252.53, which for corporate income tax purposes was considered a permanent gain, as it did not classify as a tax-deductible expense under article 12 of Royal Decree-Law 4/2004, of 5 March, enacting the Consolidated Text of the Corporate Tax Act. Of that amount, €20,043.29 was recorded as a permanent loss in 2006 and €759,641.84 in 2007, leaving €3,038,567.40 outstanding for future periods.

NOTE 14: GUARANTEES ISSUED ON BEHALF OF THIRD PARTIES AND OTHER CONTINGENT LIABILITIES

•	At 31 December 2007, the Company has no guarantees to third parties nor any other contingent liabilities.

PAPELES ALLENDE, S.L.

Notes to the Financial Statements

NOTE 15: INCOME AND EXPENSES

15.1. Breakdown:

•	Item 2.b on the debit side of the income statement, “Consumption of raw materials and other consumables”, breaks down as follows:

Item	Amount
Purchases of raw materials and other consumables	52,413,098.00
Change in inventory of raw materials and other consumables	-34,009.01

Total	52,379,088.99

•	Item 3.b on the debit side of the income statement, “Employee welfare expenses”, breaks down as follows:

Item	Amount
Social security paid by the Company	1,806,809.51
Other employee welfare expenses	357,040.53

Total	2,163,850.04

PAPELES ALLENDE, S.L.

Notes to the Financial Statements

•	Item 5.b on the debit side of the income statement, “Change in allowance for and losses on uncollectible receivables”, breaks down as follows:

Item	Amount
Losses on uncollectible trade receivables	493.30
Change in allowance for uncollectible receivables	24,222.95

Total	24,716.25

15.2. Other information:

•	Details of transactions with group companies and associates during 2007 are given below:

Item	Group companies	Associates
Purchases, returns of goods purchased and rebates	2,114,943.40	3,017,730.04
Sales, returns of goods sold and rebates	29,871,255.83	171,778.33
Services provided	124,166.40	189.00
Services received	992,739.37	7,300.15
Interim dividends paid	1,020,000.00	0.00

•	The Company made foreign currency purchases in the amount of €1,086,150.92, received services in the amount of €10,739.22 and made foreign currency sales in the amount of €758,796.36.

•

Details of the distribution of the Company’s net sales by business line and geographical market are omitted in these notes to the financial statements as disclosure would seriously harm the Company’s business interests.

PAPELES ALLENDE, S.L.

Notes to the Financial Statements

•	The average number of employees during 2007, by job category, was as follows:

	Average number of employees
Job category	Men	Women	Total
Senior managers	1.00	0.00	1.00
Technical staff	8.00	4.00	12.00
Administrative staff	25.00	20.00	45.00
Labourers	166.00	3.00	169.00

Total	2000.00	270.00	2270.00

•	The fees invoiced to Papeles Allende, S.L. during 2007 for the auditing of the financial statements amounted to €19,784.00.

•	Extraordinary expenses in the amount of €71,405.66 relate mainly to insurance losses during the year (€53,933.45) and fines (9,033.66).

•	Extraordinary income in the amount of €63,301.58 relates to rectifications of balances with third parties (€15,760.93) and insurance claims (€47,450.65).

•	Expenses and losses from previous years relate mainly to rectifications and adjustments for differences in forecasts.

NOTE 16: ENVIRONMENTAL INFORMATION

•	Environmental assets and associated accumulated depreciation at 31 December 2007 are as follows:

Item	Investment at 31.12.07	Accumulated depreciation at 31.12.07
Transport equipment	1,105,128.76	992,594.76

PAPELES ALLENDE, S.L.

Notes to the Financial Statements

•	Expenses incurred in the year for the purpose of protecting and improving the environment are detailed below:

Item	Amount
Aenor	2,480.55
Environmental services (strategy and management)	1,016.75

Total	3,497.30

•	The Company has no revenues or liabilities deriving from environmental activities.

NOTE 17: OTHER INFORMATION

•

The Company is exempt from the requirement to prepare consolidated financial statements, as it satisfies the conditions established in article 9 of Royal Decree 1815/91, of 20 December. The Company belongs to the ARAGOCIAS, S.A. group, whose registered address is in Zaragoza.

•	The Company has not paid any amounts to directors in the form of salaries, fees or other remuneration.

•	It has not granted any advances or loans to directors.

•	The Company has no pension or life insurance obligations towards its directors.

•	The present value of the Company’s obligations to its employees is covered by an insurance policy.

PAPELES ALLENDE, S.L.

Notes to the Financial Statements

NOTE 18: POST-BALANCE SHEET EVENTS

•	There have been no post-balance sheet events important enough to alter the information provided in the financial statements and management report for 2007.

NOTE 19: STATEMENT OF SOURCE AND APPLICATION OF FUNDS

Applications	2007	2006	2005
2. Start-up expenses and borrowing costs	24,674.34	32,224.76	11,546.93
3. Fixed asset purchases	5,390,297.51	3,553,920.62	2,584,029.26
a) Intangible assets	549,210.22	468,073.26	147,493.12
b) Property, plant and equipment	4,782,904.76	2,992,398.95	1,826,625.31
c) Long-term investments	58,182.53	93,448.41	609,910.83
c3) Other investments	58,182.53	93,448.41
6. Dividends	1,200,000.00	5,985,882.35	—
9. Change in short-term deferred income	0.00	3,015.12	—

Total Applications	6,614,971.85	9,575,042.85	2,595,576.19

Excess of sources over applications (Increase in working capital)	0.00	0.00	1,941,243.29

PAPELES ALLENDE, S.L.

Notes to the Financial Statements

Sources	2007	2006	2005
1. Cash provided by operating activities	4,576,227.80	4,397,209.91	4,166,647.95
3. Capital grants	0.00	10,810.00	—
5. Fixed asset disposals	652,704.39	107,467.12	321,169.32
b) Property, plant and equipment	651,054.39	99,380.72
c) Long-term investments	1,650.00	8,086.40
c3) Other investments	1,650.00	8,086.40
7. Prepayment or reclassification of investments from long-term to short-term	18,880.32	16,951.56	48,146.00
c) Other investments	18,880.32	16,951.56

Total sources	5,247,812.51	4,532,438.59	4,536,819.48

Excess of applications over sources (Decrease in working capital)	1,367,159.34	5,042,604.26	—

	2007		2006		2005
Increase/decrease in working capital	Increases	Decreases	Increases	Decreases	Increases	Decreases
2. Inventories	139,634.43	0.00	232,968.97	0.00	65,969.84
3. Accounts receivable	2,922,774.81	0.00	531,759.19	0.00	873,556.55
4. Accounts payable	0.00	4,728,209.23	0.00	2,417,120.98		539,379.82
5. Short-term investments	0.00	455,584.94	0.00	3,702,077.63		2,589,905.65
7. Cash and cash equivalents	806,163.41	0.00	293,084.17	0.00		1,040,160.53
8. Accrual accounts	0.00	51,937.82	18,782.02	0.00		8,648.40

Total	3,868,572.65	5,235,731.99	1,076,594.35	6,119,198.61	3,529,432.04	1,588,188.75

Increase/Decrease	0.00	1,367,159.34	0.00	5,042,604.26	1,941,243.29

PAPELES ALLENDE, S.L.

Notes to the Financial Statements

Item		Amount
+	Accounting profit for 2007	+	2,326,708.58
+	Start-up expenses and borrowing costs	+	24,674.34
+	Provision for amortisation of intangible assets	+	125,708.39
+	Provision for depreciation of tangible fixed assets	+	2,197,477.97
+	Loss on disposal of tangible fixed assets	+	8,380.00
-	Gain on disposal of fixed assets	-	104,821.56
-	Capital grants transferred to income	-	1,899.92
=	Cash provided by operating activities	=	4,576,227.80

PAPELES ALLENDE, S.L.

Notes to the Financial Statements

20.	NET INCOME AND SHAREHOLDERS EQUITY RECONCILIATION TO US GAAS AND US CASH FLOW STATEMENT

COMPANY	PAPELES ALLENDE S.L.
EUROS		NET INCOME			SHAREHOLDERS EQUITY
		YEAR ENDED			YEAR ENDED
		12/31/2007	12/31/2006	12/31/2005	12/31/2007	12/31/2006	12/31/2005
NET INCOME AS SHOWN IN THE FINANCIAL STATEMENTS		2,326,709	2,194,392	2,042,778	19,532,193	18,405,484	22,196,975
ITEMS HAVING EFFECT OF INCREASING REPORTED INCOME
GOODWILL AMORTIZATION		0	0	0	0	0	0
POSITIVE EXCHANGE ADJUSTMENTS		153	153	1.272	153	153	1.272
ITEMS HAVING EFFECT OF DECREASING REPORTED INCOME
TAX ADJUSTMENT OF ABOVE		-54	-54	-146	-54	-54	-146

NET INCOME ACCORDING TO US GAAP		2,326,916	2,194,491	2,043,904	19,532,292	18,405,584	22,197,801

PAPELES ALLENDE, S.L.

Notes to the Financial Statements

PAPELES ALLENDE, S.L.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED 31 DECEMBER 2007, 2006

AND 2005

(In thousands Euros)	FOR THE 12 MONTHS
	12/31/2007	12/31/2006	12/31/2005
Net earnings	2,326,709	2,194,491	2,043,605
Adjustments to reconcile net earnings to net cash provided by operating activities:
insurance proceeds-boiler
Loss on sales of marketable securities
Depreciation of property, plant and equipment	2,197,478	2,022,495	2,122,453
Amortization of other assets	125,708	67,139	48,164
(Gain) loss on sale of property, plant and equipment	-93,442	85,067	-58,294
Advances to & investments in subsidiaries
Equity in net earnings
Deferred income taxes
Changes in assets and liabilities excluding the effects of acquisitions:
Decrease/(increase) in marketable securities	0
Decrease/(increase) in accounts receivable	-2,922,775	-531,759	-873,557
Decrease/(increase) in inventories	-139,635	-232,969	-65,970
Decrease/(increase) in other current assets	455,585	3,702,078	-2,589,905
Decrease/(increase) in intercompany activities-us		0	0
Decrease/(increase) in other assets	51,938	-20,416	8,648
Decrease/(increase) in Goodwill/Step Up for Additional purchase price		0	0
Increase/(decrease) in accounts payable and accrued expenses	4,728,209	2,417,274	539,409
Increase/(decrease) in other liabilities		0	0

Net cash provided by operating activities	6,729,775	9,703,400	1,174,554

Proceeds from sale of PPE	651,054	99,381	321,169
Proceeds from sale of marketable securities		25,038	48,146
Business acquisitions net of cash acquired
Capital expenditures	-5,316,483	-3,455,404	-2,524,218
FINANCIAL INVESTMENTS	-58,183	-93,448	-59,811
Proceeds from sale of property, plant and equipment	0
DIVIDENDS RECEIVED	-1,200,000	-5,985,882
Decrease/(increase) in restricted cash

Net cash used in investing activities	-5,923,612	-9,410,376	-2,214,714

Repayment of long-term debt
Proceeds from long-term debt
Deferred Financing Fees
Purchase of treasury stock

Net cash used in financing activities	0	0	0

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	806,163	293,084	-1,040,160
CASH AND CASH EQUIVALENTS, beginning of period	1,081,341	788,257	1,828,417

CASH AND CASH EQUIVALENTS, end of period	1,887,504	1,081,341	788,257

PAPELES ALLENDE, S.L.

Notes to the Financial Statements

21.	EXPLANATION ADDED FOR TRANSLATION TO ENGLISH

•

These financial statements are presented on the basis of accounting principles generally accepted in Spain. Certain accounting practices applied by the Company that conform with generally accepted accounting principles in Spain may not conform with generally accepted accounting principles in other countries.